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                                                                   EXHIBIT 99.10


                              AMENDED AND RESTATED
                       PUYALLUP INTEGRATED CIRCUIT COMPANY
                             1996 STOCK OPTION PLAN

1. Purpose. The purpose of this 1996 STOCK OPTION PLAN (the "Plan") is to enable PUYALLUP INTEGRATED CIRCUIT COMPANY, (the "Company") and its subsidiaries and affiliated corporations to attract and retain experienced and able directors, officers, employees and consultants, including members of technical advisory boards and independent contractors, and to provide additional incentives to these persons to exert their best efforts for the Company and its shareholders.

2. Shares Subject to the Plan. Subject to adjustment as provided below and in
Section 11, the stock to be offered under this Plan shall consist of shares of the Company's Common Stock, no par value per share (the "Shares"). The number of Shares that may be issued upon exercise of options granted under this Plan ("Options"), or awarded or sold subject to restrictions under this Plan, shall not exceed 42,414 shares. If an Option expires or terminates for any reason without having been exercised in full, the unpurchased Shares subject to such Option shall again be available under this Plan. If Shares issued upon exercise of Options, or awarded as a bonus or purchased under this Plan are forfeited to the Company or repurchased by the Company pursuant to applicable restrictions, the forfeited or repurchased Shares shall again be available under this Plan. Shares issued upon exercise of Options or awarded or sold subject to restrictions under this Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as may be determined by the Board of Directors of the Company (the "Board of Directors") in connection with the grant of such Options or award or sale of such Shares. The certificates representing Shares subject to such restrictions shall bear a legend referring to such restrictions.

3. Effective Date and Duration of Plan.

        3.1 Effective Date. This Plan shall become effective when adopted by the Board of Directors, but no Option shall become exercisable until this Plan is approved by holders of a majority of the Company's outstanding shares of stock with voting rights, and any Shares awarded as a bonus or sold under the Plan prior to such approval shall be conditioned on and subject to such approval. Subject to this limitation, Options may be granted and Shares may be awarded as bonuses or sold under this Plan at any time after the effective date and before termination of this Plan.

        3.2 Duration. This Plan shall continue in effect until the earlier of following events occurs: (a) in the aggregate, Options have been granted and exercised and Shares have been awarded as bonuses or sold, and the restrictions on any Shares so issued have lapsed on all Shares available for issuance under
Section 2 (subject to any adjustments under Section 11), (b) the Board of Directors has terminated this Plan, (c) this Plan has terminated under Section
11.1 due to a Change of Control, as defined in that section, or (d) the tenth anniversary of the effective date of this Plan, at which time this Plan shall terminate and no Options shall be granted, and no



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Shares shall be awarded as a bonus or sold under the Plan, on or after such event. The Board of Directors may suspend or terminate this Plan at any time, except with respect to Options and Shares subject to restrictions then outstanding under this Plan. Termination shall not affect any right of the Company to repurchase Shares or the forfeitability of Shares issued under this Plan.

4. Administration.

        4.1 Grant, Awards, Sales. This Plan shall be administered by the Board of Directors, which shall determine and designate from time to time (a) the persons to whom Options shall be granted and the persons to whom Shares shall be awarded as a bonus or sold, (b) the number of Shares to be covered by each Option, (c) the Option Price, as defined below, (d) the period of each Option,
(e) the time or times at which Options may be exercised, (f) conditions to and other restrictions upon exercise of Options, (g) the number of Shares that shall be awarded as a bonus or sold, (h) the consideration for which such Shares shall be issued, (i) the terms, conditions, and duration of restrictions applicable to such Shares, and (j) all other matters relating to any Option, bonus or sale of Shares.

        4.2 Discretionary Powers. Subject to the provisions of this Plan, the Board of Directors may from time to time (a) adopt rules and regulations relating to administration of this Plan, (b) amend rules and regulations relating to administration of this Plan, (c) advance the termination of any waiting period, (d) accelerate any exercise date, (e) impose restrictions upon exercise of Options, including the execution and delivery of agreements restricting transfers, providing repurchase rights and imposing other conditions and restrictions, (f) waive or modify any restriction applicable to Shares (except those restrictions imposed by law) subject to or purchased pursuant to an Option, and (g) make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of this Plan.

        4.3 Interpretation of Plan. The Board of Directors' interpretation and construction of the provisions of this Plan and the respective and the respective stock option agreements ("Option Agreement"), stock bonus agreements, and stock purchase agreements issued under this Plan shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any such or in any Option Agreement, stock bonus agreement or stock purchase agreement in the manner and to the extent it shall deem expedient to carry this Plan into effect, and it shall be the sole and final judge of such expediency.

        4.4 Committee. The Board of Directors may delegate to a committee of the Board of Directors consisting of two or more members any or all authority for administration of this Plan. If such a committee is appointed, all references to the Board of Directors in this Plan shall mean and relate to such committee, except that only the Board of Directors may amend, modify or terminate this Plan as provided in Sections 3 and 13.

        4.5 Securities Exchange Act of 1934. At any time that the Company has a class of securities registered pursuant Section 12 of the Securities Exchange Act of 1934, as amended (the


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"Exchange Act"), the Plan shall be administered by the Board of Directors in accordance with Rule 16b-3 adopted under the Exchange Act, as such Rule may be amended from time to time.

5. Eligibility. Subject to Section 6.2.1, the Board of Directors may grant Options, award Shares as a bonus, or sell Shares subject to restrictions, under this Plan to any present or future director, officer, employee or consultant, including members of technical advisory boards and independent contractors of the Company or any Subsidiary, as defined below, or any affiliate of the Company. "Optionee" means any such person to whom the Board of Directors has granted an Option. "Subsidiary" means any corporation or other form of business association that is treated as a corporation for tax purposes, if 50% or more of the voting power of the shares (or other ownership interests) of such entity are owned, directly or indirectly, by the Company so as to qualify as a "subsidiary" corporation within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code").

6. Grant, Awards, Sales.

        6.1 Type of Security Granted. The Board of Directors may from time to time take the following actions, separately or in combination: (a) grant Incentive Stock Options, as defined in Section 422 of the Code, as provided in
Section 6.2 of this Plan ("Incentive Stock Options"), (b) grant Options other than Incentive Stock Options, as provided in Section 6.3 ("Non-Statutory Stock Options"), (c) award bonuses of Shares, as provided in Section 6.4, and (d) sell Shares subject to restrictions, as provided in Section 6.5. The Board of Directors shall specifically designate each Option granted under this Plan as an Incentive Stock Option or Non- Statutory Stock Option.

        6.2 Incentive Stock Options. Incentive Stock Options shall be subject to the following terms and conditions:

             6.2.1 Eligible Optionees. Incentive Stock Options may be granted under this Plan only to employees of the Company or any Subsidiary or affiliate of the Company, including employees who are directors.

             6.2.2 Limitation on Grant. No employee may be granted Incentive Stock Options under this Plan to the extent that the aggregate fair market value, on the date of grant, of the Shares with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year, under this Plan and under any other incentive stock option plan (within the meaning of Section 422 of the Code) of the Company or any Subsidiary or affiliate, exceeds $100,000.

             6.2.3 Restricted Employees. An Incentive Stock Option may be granted under this Plan to an employee possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary or affiliate, only if (a) the Option Price is at least 110% of the fair market value of the Shares subject to the Option on the date the Option


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is granted, as determined under Section 6.2.6, and (b) the Option by its terms is not exercisable after the expiration of five years from the date it is granted.

             6.2.4 Continuous Employment. Except as provided in Section 9, no Incentive Stock Option may be exercised unless at the time of such exercise the Optionee is employed by the Company or any Subsidiary or affiliate, and the Optionee has been so employed continuously since the date such Option was granted. However, absence on leave or on account of illness or disability under rules established by the Board of Directors shall not be deemed an interruption of employment for this purpose.

             6.2.5 Termination of Option. Subject to Sections 6.2.3 and 6.2.4, Incentive Stock Options shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of ten years from the date it is granted.

             6.2.6 Option Price. The price per Share subject to an Incentive Stock Option shall be determined by the Board of Directors at the time of grant. The total price for exercise of any Incentive Stock Options (the "Option Price") shall not be less than 100% of the fair market value of the Shares covered by those Incentive Stock Options at the date those Options were granted. The fair market value of Shares covered by an Incentive Stock Option shall be determined by the Board of Directors.

        6.3 Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following terms and conditions:

             6.3.1 Option Price. The Option Price for Shares subject to Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant. The Option Price may be more or less than or equal to the fair market value of the Shares covered by the Non-Statutory Stock Option on the date the Option is granted, and may fluctuate based on criteria determined by the Board of Directors. The fair market value of Shares covered by a Non-Statutory Stock Option shall be determined by the Board of Directors.

             6.3.2 Termination of Option. Unless otherwise established by the Board of Directors, any Non-Statutory Stock Option shall terminate ten years after the date it is granted.

        6.4 Share Bonuses. Shares awarded as a bonus shall be subject to the terms, conditions and restrictions determined by the Board of Directors at the time the Shares are awarded as a bonus. The Board of Directors may require the recipient to sign an agreement as a condition of the award, containing such terms, conditions, representations and warranties as the Board of Directors may require. The certificates representing the Shares awarded shall bear a legend referring to any restrictions on such Shares. The Company may require any recipient of a Share bonus to pay to the Company all amounts necessary to satisfy any applicable federal, state or local tax withholding requirements before or after the delivery of certificates. If the recipient fails to pay the amounts required, the Company shall have the right to withhold that amount from



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other amounts payable by the Company to the recipient, including salary, subject to applicable law.

        6.5 Restricted Shares. The Board of Directors may issue Shares under this Plan for such consideration (including promissory notes and services) as shall be determined by the Board of Directors in accordance with the law and with such restrictions concerning transferability, repurchase by the Company, or forfeiture as shall be determined by the Board of Directors. All Shares issued pursuant to this Section 6.5 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective recipient of the Shares prior to the delivery of certificates representing such shares to the recipient. The purchase agreement shall contain such terms and conditions and representations and warranties as the Board of Directors shall require. The certificates representing such Shares shall bear such legends as may be required by the purchase agreement. The Company may require any purchaser of Shares pursuant to this Section 6.5 to pay to the Company all amounts necessary to satisfy any applicable federal, state or local tax withholding requirements before or after the delivery of certificates. If the recipient fails to pay the amounts required, the Company shall have the right to withhold that amount from other amounts payable by the Company to the recipient, including salary, subject to applicable law.

7. Exercise of Options. Except as provided in Sections 9, 11 and 12, Options may be exercised from time to time over the period stated in each Option in such amounts and at such times as shall be prescribed by the Board of Directors and stated in the applicable option agreement, provided that Options shall not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if the Optionee does not exercise an Option in any one year with respect to the full number of Shares to which the Optionee is entitled in that year, the Optionee's rights shall be cumulative and the Optionee may purchase those Shares in any subsequent year during the term of the Option.

8. Nontransferability.

        8.1 Options. Each Option by its terms shall be nonassignable and nontransferable by the Optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the Optionee's domicile at the time of death. Each Option by its terms shall be exercisable during the Optionee's lifetime only by the Optionee.

        8.2 Shares. Shares issued upon exercise of an Option or awarded as a bonus or sold under the Plan may have, in addition to restrictions on transfer imposed by law, any restrictions on transfer determined by the Board of Directors.

9. Termination of Options.

        9.1 Generally. Unless otherwise determined by the Board of Directors or specified in the Optionee's Option Agreement, if the Optionee's employment or service with the Company or any Subsidiary or affiliate terminates for any reason other than for cause (as defined below), resignation, retirement, disability or death, and unless by its terms the Option sooner terminates


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or expires, then the Optionee may exercise, for a three-month period, that portion of the Option which was exercisable at the time of such termination of employment or service (provided the conditions specified in the Option Agreement and pursuant to this Plan shall have been met by the date of exercise of such Option).

        9.2 For Cause; Resignation.

             9.2.1 Time of Termination or Resignation. If an Optionee is terminated for cause or resigns in lieu of dismissal (as defined below), the Option shall be deemed to have terminated as of the time of the first act which led or would have led to the Optionee's termination for cause or resignation in lieu of dismissal. At such time, the Optionee shall have no right to purchase any Shares pursuant to the exercise of the Option, and any such exercise shall be null and void.

             9.2.2 Suspension of Exercise Rights. If an Optionee resigns from the Company or any Subsidiary or affiliate, then the Optionee's right to exercise the Option shall be suspended for a period of two months from the date of resignation, unless the Company's chief operating officer, chief executive officer, or Board of Directors determines otherwise in writing. Thereafter, unless there is a determination that the Optionee resigned in lieu of dismissal, the Optionee may exercise the Option at any time before the earlier of (i) the expiration date of the Option (which shall have been similarly suspended), or
(ii) the expiration of three months after the date of Optionee's resignation, for that portion of the Option which was exercisable at the time of such resignation (provided the conditions specified in the Option Agreement and pursuant to this Plan shall have been met at the date of exercise of such Option).

             9.2.3 Termination for Cause. Termination for "cause" shall include
(a) the Optionee's violation of any reasonable rule or policy of the Company's chief executive officer, chief operating officer, or the Board of Directors or the Optionee's superiors, that results in damage to the Company or any Subsidiary or affiliate, or which, after notice to do so, the Optionee fails to correct within a reasonable time; (b) any willful misconduct or gross negligence by the Optionee in the responsibilities assigned to Optionee; (c) any willful failure to perform Optionee's job as required to meet the objectives of the Company and its Subsidiaries and affiliates; (d) any wrongful conduct of an Optionee which has an adverse impact on the Company or Subsidiary or affiliate or which constitutes a misappropriation of the assets of the Company or Subsidiary or affiliate; (e) unauthorized disclosure of confidential information; or (f) the Optionee's performing of services for any other company or person which competes with the Company or any Subsidiary or affiliate while the Optionee is employed by or provides services to the Company or any Subsidiary or affiliate, without the written approval of the Company's chief executive officer.

             9.2.4 Resignation in Lieu of Dismissal. "Resignation in lieu of dismissal" means the Optionee's resignation of employment with or service to the Company or any Subsidiary or affiliate, if (i) the Company or the Subsidiary or affiliate has given prior notice to the Optionee of its intent to dismiss the Optionee for circumstances that constitute cause, or (ii) within two months of the Optionee's resignation, the Company's chief operating officer, chief executive


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officer, or Board of Directors determines that such resignation was related to an act which would have led to a termination for cause, which determination shall be final and binding.

        9.3 Retirement. Unless otherwise determined by the Board of Directors, if an Optionee's employment or service with the Company or the Board of Directors is terminated with the Company's approval for reasons of age, the Option may be exercised at any time prior to the earlier of (a) the expiration date of the Option, or (b) the expiration of three months after the date of such termination of employment or service, for that portion of the Option which was exercisable at the time of such termination of employment or service (provided the conditions specified in the Option Agreement and pursuant to this Plan shall have been met at the date of exercise of such Option).

        9.4 Disability. Unless otherwise determined by the Board of Directors, if an Optionee's employment or relationship with the Company or any Subsidiary or affiliate terminates because of a permanent and total disability (as defined in Section 22(e)(3) of the Code), the Option may be exercised at any time prior to the earlier of (a) the expiration date of the Option, or (b) the expiration of 12 months after the date of such termination, for that portion of the Option which was exercisable at the time of such termination of employment or service (provided the conditions specified in the Option Agreement and pursuant to this Plan shall have been met by the date of exercise of the Option).

        9.5 Death. Any Option held by the Optionee at the time of death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee's estate or by the person or persons to whom the Option is transferred pursuant to the Optionee's will or the laws of inheritance or by the Optionee's designated beneficiary or beneficiaries of that Option.

        After the death of the Optionee, the Option may not be exercised in the aggregate for more than the number of vested Shares for which the Option is exercisable on the date of the Optionee's death. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the Option term, the Option shall terminate and cease to be outstanding for any vested Shares for which the Option has not been exercised. However, the Option shall, immediately upon the Optionee's death, terminate and cease to be outstanding to the extent the Option is not otherwise at that time exercisable for vested Shares.

        9.6 Extension of Exercise Period. Subject to such terms and conditions as the Board of Directors may determine, the Board of Directors may extend the exercise period any length of time not later than the expiration date of the Option, provided that any extension of the exercise period of an Incentive Stock Option shall be subject to a written acknowledgment by the Optionee or the Optionee's personal representative that the extension may disqualify the Option as an Incentive Stock Option.

        9.7 Termination of Option. To the extent that an Option held by the estate of any deceased Optionee or by any Optionee whose employment is terminated is not exercised within


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the limited periods provided above, all further rights to purchase Shares pursuant to such Option and all other related rights shall terminate at the end of such periods.

10. Purchase of Shares Pursuant to Option.

        10.1 Notice of Exercise. The Optionee may purchase or acquire Shares pursuant to an Option only upon receipt by the Company of notice in writing from the Optionee of the Optionee's intention to exercise the Option (the "Notice of Exercise"), specifying (a) the number of Shares as to which the Optionee desires to exercise the Option, and (b) the date on which the Optionee desires to complete the transaction, which shall not be more than 30 days after the Company's receipt of the Notice of Exercise.

        10.2 Payment of Option Price.

             10.2.1 Method of Payment. On or before the date specified in the Notice of Exercise for completion of the purchase of Shares pursuant to an Option, the Optionee must pay the Company the Option Price of such Shares in one or more of the forms specified below:

             (i)    cash or check made payable to the Company;

             (ii) through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a Company-designated brokerage firm to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise and (b) the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

             10.2.2 Payment of Withholding Taxes. Each Optionee who has exercised an Option shall, upon notification of the amount due, if any, and prior to or concurrently with delivery of the certificates representing the Shares with respect to which the Option was exercised, pay to the Company, in cash or by bank-certified or cashier's check, all amounts necessary to satisfy any applicable federal, state, and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the Optionee shall pay such amount to the Company on demand.

             10.2.3 Other Payment Methods. In addition to the forms of payment or satisfaction of the Option Price and tax withholding requirements permitted in this Section 10.2, the Board of Directors may accept payment in such other forms as it shall approve from time to time.



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11. Adjustments.

        11.1 Change of Control.

             11.1.1 Termination; Continuation; Substitution. Upon the effective date of a Change of Control (as defined below), this Plan and all Options shall terminate, unless provisions have been made in writing in connection with such Change of Control for (a) the continuance of the Plan and for the assumption of Options granted before such Change in Control, or (b) the substitution for such Options of new Options covering the shares of a successor corporation, or a parent or subsidiary thereof ("Substitute Options"), with appropriate adjustments as to number and kind of shares and prices. In the event of such continuance or substitution, the Plan and the Options, or the Substitute Options, as the case may be, shall continue in the manner and under the terms so provided.

             11.1.2 Exercise of Options after Change in Control. In the event of such Change of Control, and if provision is not made in the Change of Control documents for the continuance of the Plan and assumption of the Options, or for the issuance of Substitute Options, then each Optionee shall be entitled to purchase all of the Shares subject to the Option held by that Optionee which have vested in full and are exercisable in full upon and as of the date of (a) the requisite approval of the Company's shareholders of the Change of Control, or (b) if such approval is not required, then ten business days immediately prior to the effective date of the Change of Control, without regard to any limitation on exercise which may be contained in such Change of Control documents.

             11.1.3 Notice of Change of Control. The Company shall provide each Optionee with written notice of any Change of Control not less than 15 business days prior to such Change of Control, which notice shall refer to the Optionee's rights under this Plan.

             11.1.4 Definition. "Change of Control" of the Company means (a) any sale, consolidation, merger or recapitalization, the effect of which is a material change to the Company's capital structure, other than such a transaction in which the holders of the outstanding shares of the Corporation's voting stock immediately prior to the transaction continue to hold a majority in interest of the voting stock of the surviving corporation immediately after that transaction, (b) any sale or other transfer of substantially all of the Company's assets, (c) the adoption of any plan or proposal for liquidation or dissolution of the Company, or (d) the consummation of any other transaction the effect of which is to cause any person not with power to direct or cause direction of the management or policies of the Company prior thereto to gain such power.

        11.2 Change in Capitalization. If the outstanding Shares are (a) increased or decreased in number, or (b) changed into or exchanged for a different number or kind of Company's shares or securities, or shares of a different par value, through a recapitalization, reclassification, stock split, amendment to the Company's Articles of Incorporation or reverse stock split, then an appropriate and proportionate adjustment shall be made by the Board of Directors in the


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maximum number and kind of securities allocated to the Options and to Shares which may be awarded as bonuses or sold subject to restrictions under the Plan, with a corresponding adjustment in the price for each Share or other unit of any security covered by the Options.

        11.3 Adjustments. Adjustments under this Section 11 shall be made by the Board of Directors, whose determination shall be final. No fractional Shares shall be issued under the Plan or pursuant to any adjustment to it.

12. Corporate Mergers, Acquisitions, etc. The Board of Directors may also grant Options, award Share bonuses, and issue Shares subject to restrictions having terms, conditions and provisions that vary from those specified in this Plan, provided that any Options granted, any Share bonuses awarded and any restricted Shares sold, pursuant to this section are granted in substitution for, or in connection with the assumption of, existing options, stock bonuses and restricted stock granted by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to, or by reason of, a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a Subsidiary or affiliate is a party.

13. Amendments.

        13.1 Amendment of Plan. The Board of Directors may, at any time and from time to time, modify or amend this Plan in such respects as it shall deem advisable because of changes in the law while this Plan is in effect, because of changes required by any regulatory body having jurisdiction where such changes are necessary to the lawful grant of Options or Shares under this Plan or to the issuance of Shares on exercise of any option granted under this Plan, or for any other reason. However, unless approved by holders of a majority of the voting power of all outstanding Shares and all capital stock entitled to vote with such Shares, no amendment or change shall be made in this Plan that would (a) increase the total number of Shares that may be awarded or purchased under this Plan, (b) change the minimum Option Prices specified in this Plan, (c) increase the maximum exercise periods for Options, (d) otherwise materially increase the benefits accruing to Optionees, (e) materially modify eligibility requirements under this Plan, or (f) extend the term of this Plan.

        13.2 Amendment of Options and Shares. Notwithstanding Section 13.1, no change in an Option already granted, or modification of restrictions on Shares already issued, shall be made without the written consent of the Optionee or the recipient of Shares issued under this Plan, except as provided in Sections 9, 11 and 12.

14. Conditions Upon Issuance of Shares.

        14.1 Compliance with Securities Laws. Shares shall not be issued with respect to an Option or otherwise under the Plan unless the exercise of such Option and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the


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Exchange Act, the rules and regulations promulgated under those laws and acts, and the requirements of any stock exchange upon which the Company's stock may then be listed (collectively, the "Securities Laws").

        14.2 Approvals. Issuance of Shares pursuant to Options or otherwise under this Plan shall be subject to the approval of the Company's counsel with respect to compliance with the Securities Laws. Without creating any duty on the part of the Company to seek any regulatory authority, if the Company is unable to obtain approval from any regulatory body having jurisdictional authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any of the Shares, then the Company shall be relieved of any liability in respect of the nonissuance or sale of such Shares.

        14.3 Representations and Warranties. As a condition to the exercise of an Option, award of a Share bonus, or sale of restricted Shares under this Plan, the Company may require an Optionee, or other recipient of Shares under this Plan, to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such shares.

        14.4 Other Agreements. As a condition to the exercise of an Option, award of a Share bonus, or sale of restricted Shares under this Plan, the Company may require the Optionee, or other recipient of Shares under this Plan, to sign a Repurchase and Right of First Refusal Agreement, a subscription agreement, and any other document or instrument which the Board of Directors designates.

        14.5 Other Actions. The Company may, at its option, place a stop-transfer order against any Shares on the Company's official stock books and records. In addition, the Company may stamp on the stock certificates evidencing the Shares, in order to assure exemption from registration, a legend indicating that the Shares may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by the Company's counsel) stating that such transfer is not in violation of any applicable law or regulation. The Board of Directors may also require such action or agreement by an Optionee, or other recipient of Shares under this Plan, as may from time to time be necessary to comply with the Securities Laws. The Company shall not in any event be obliged to undertake registration of the Options or Shares under any Securities Laws.

        14.6 Listing on National Securities Exchange. Should any of the Company's capital stock of the same class as the Shares be listed on a national securities exchange, all Shares, if not previously listed on such exchange, shall be authorized by that exchange for listing thereon prior to the issuance of such Shares.

15. No Employment Rights. Nothing in this Plan or any Option or Shares issued under this Plan shall (a) confer upon any employee any right to continue in the employ of the Company or any Subsidiary or affiliate, or (b) interfere in any way with the right of the Company or any Subsidiary or affiliate by whom such employee is employed to terminate such employee's


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

employment at any time, for any reason, with or without cause, or to increase or decrease such employee's compensation. In addition, nothing in this Plan, any Option granted, or Shares awarded or sold under this Plan, shall confer upon any person otherwise engaged by the Company, or any Subsidiary or affiliate any right to (i) be retained or employed by the Company or any Subsidiary or affiliate, or (ii) the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company or any Subsidiary or affiliate.

16. No Rights as a Shareholder. Optionees and other recipient of Shares under this Plan shall have no rights as a shareholder with respect to any Shares covered by any Option, awarded as a bonus or purchased under this Plan until the date the Company issues a stock certificate to such person for the Shares. Except as otherwise expressly provided in this Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.


DATE PLAN APPROVED BY THE BOARD OF DIRECTORS: ________________, 1996

DATE PLAN APPROVED BY THE SHAREHOLDERS: ________________, 1996


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